Exhibit 21.1

SUBSIDIARIES OF AFG HOLDINGS, INC.

Name of Subsidiary	Jurisdiction of Organization
Ameriforge Group Inc.	Texas
Ameriforge Corporation	Texas
AFG Brazil Holdings LLC	Texas
Advanced Measurements Inc.	Canada
AF Gloenco Inc.	Delaware
NRG Manufacturing Inc.	Texas